Exhibit 99.1

ASSET PURCHASE AGREEMENT

This Asset purchase Agreement, dated as of June 22(the “Agreement”), is made by and between:

Party A,

Nextmart Inc. a publicly traded company on the NASDAQ OTCBB.

Domestic Address: No.1 East ChangAn Avenue, floor 12, room 1208, W3, Beijing Oriental Plaza, Dongcheng district, Beijing

Party B

Beijing Chinese Art Exposition Media Co. Ltd

Legal representative: Ms Wang Yihan

Registered Address: Nan Xin Cang International tower #A22, B1019, Dongcheng District Beijing

Party C

Ms Wang Yihan

ID number: 342423197607200307

Whereas:

1.

Party A (hereinafter referred to as “NXMR”) is a publicly traded company, listed on the Nasdaq OTCCB.

2.

Party B (hereinafter referred to as “CIGE”) is a PRC registered limited liability company.

3.

 CIGE owns and operates the China International Gallery Exposition (hereinafter refered to as the “Fair”) the largest art exhibition held in China in 2009, the Gallery Guide magazine (hereinafter referred to as “Gallery Guide”), Party C(herein after referred to as “Ms Wang”) is the legal representative for China International Gallery Exposition Inc.

4.

CIGE wishes to sell to NXMR, and NXMR wishes to buy from CIGE, certain assets belonging to CIGE, and which are described in Section 1 ( the “Assets”), and whereas NXMR will pay for the Assets by issuing to Wang Yihan shares of its common stock.

NOW, THEREFORE, in consideration of the various covenants and agreements of the Parties to and with each other set for herein, both parties agree as follows:

CLAUSE 1:  SALE OF ASSETS

1.1

CIGE agrees to sell, and NXMR agrees to buy, the following assets:

1.1.1 Permanent ownership rights to CIGE’s exclusive database of over ten thousand VIP customers accumulated over the past 6 years.

1.1.2  Advertising and sponsorship rights for the next 30 years for the greater china region (including Hong Kong, Macau and Taiwan) for any exhibitions to be held now or in the future, including but not limited to , the China International Gallery Exposition and GREEN Exhibition. Such advertising and sponsorship rights shall include all exhibition advertising installations, product displays, publicity materials, publications etc.

1.1.3  Ownership of the "Gallery Guide" brand and all revenues generated by the magazine publication for the next 30 years, including but not limited to publishing revenue, advertising revenue and sponsorship revenue.

CLAUSE 2:  VALUE OF ASSETS SOLD

2.1 The Parties recognize the value of Assets being sold have a value of US$ 750,000, which shall be verified by an independent valuation report.

CLAUSE 3:  WARRANTS AND REPRESENTATIONS

3.1  In the event that Ms Wang Yihan wishes to transfer shares of CIGE to a third party or CIGE issues new shares, then NXMR shall have the right of first refusal for such transferred or issued shares.

CLAUSE 4:  CONSIDERATION

As consideration for the Assets, NXMR will issue to Wang Yihan, 75,000,000 shares of its common stock at a price of USD 0.01 per share.

CLAUSE 5

The transfer of the Assets shall be recognized as complete once they have been duly registered in the name of NXMR or at the time that NXMR has assumed effective control thereof.

CLAUSE 6

If for any reason or under any circumstance during the next 30 years CIGE ceases holding any of its exhibitions or ceases publishing the Gallery Guide, NXMR shall have the right to buy those assets for the price of US$1 from CIGE

CLAUSE 7:  PARTY A OBLIGATIONS

7.1 NXMR guarantees that the signing of this agreement has received the necessary authorization and approval from the board of directors.

7.2 NXMR has provided to CIGE true, comprehensive and accurate information regarding its stock.

7.3 NXMR has not signed any other agreement which may conflict with, or give rise to a conflict   with, any other agreement such that would cause the terms of this agreement to be unenforceable.

7.4 NXMR shall provide relevant reports and disclosure information to CIGE and Ms. Wang

CLAUSE 8:  PARTY B OBLIGATIONS

8.1 CIGE guarantees that the signing of this agreement has received the necessary authorization and approval from the board of directors

8.2 CIGE guarantees they are the legal owner of the Assets and the Assets are free of any liens or liabilities, and that there is no dispute or litigation exists or that is pending between CIGE and any other party that would impeded it from transferring the Assets.

8.3 CIGE has provided and continue to provide to NXMR true,, comprehensive and accurate information regarding the Assets.

8.4 CIGE has not sign any other agreement which is in conflict with this agreement

8.5 CIGE shall coordinate with NXMR in conducting the relevant reports and disclosure information needed in order to execute the agreement.

CLAUSE 9:

Any tax fees or other charges fulfilled in the agreement will be dealt with individually by each Party separately and without cause to any other.

CLAUSE 10: BREACH OF CONTRACT AND FORCE MAJEURE

10.1 Upon entry into this Agreement, if any party fails to perform or not fully perform to the terms and conditions of this agreement, it shall constitute a breach of contract and the party in breach shall compensate those parties affected by the breach.

10.2 If for reasons due to laws governing such transactions or for reasons beyond the control of both parties, which would result in a failure to execute the Agreement, both parties will subsequently be released from any liability to execute the Agreement.

CLAUSE 11：

This agreement and any legal proceedings arising subsequent to its execution will be subject to  laws of the Peoples Republic Of China(PRC), in addition both parties agree to fulfill the agreement and should any dispute arise between both parties, both parties will resolve the dispute before the Beijing Arbitration Commission.

CLAUSE 12：

Regarding matters not covered in the agreement, both parties may sign a supplementary agreement, which will be a part of the original agreement and in turn have the same legal effect as the original agreement.

CLAUSE 13:

The agreement will have four copies, each party being given 2 copies, which will both hold the same legal effect.

CLAUSE 14:

This agreement will come into effect once it has been signed and stamped by both parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day, month and year first above written.

NextMart, Inc.

/s/ Carla Zhou

Signed by  Carla Zhou

on behalf of NextMart, Inc.

/s/ Wang Yihan

Wang Yihan

Beijing Chinese Art Exposition Media Co. Ltd

/s/ Wang Yihan

Signed by Wang Yihan

on behalf of Beijing Chinese Art Exposition Media Co. Ltd

This is a translation of the original Chinese contract. In the event of ant discrepancy between the two versions, the Chinese version shall prevail.